                                                                Rule 424(b)(2)
                                          Registration Statement No. 333-32909


PRICING SUPPLEMENT No. D7, Dated October 9, 1997, to Prospectus, dated September 29, 1997 and Prospectus Supplement, dated October 1, 1997.





                      Bankers Trust New York Corporation

                      Senior Medium-term Notes, Series A
                   Subordinated Medium-Term Notes, Series A
                  Due Nine Months or More from Date of Issue

                                FIXED RATE NOTE

THE NOTES WILL NOT BE DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND WILL NOT BE INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

This Pricing Supplement supplements and, to the extent inconsistent therewith, supersedes the Prospectus and the Prospectus Supplement. Capitalized terms used and not defined herein are used with the meanings specified in the Prospectus Supplement.


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[_] Senior         [X] Subordinated        Form:
-------------------------------------
CUSIP:   06636QAC5                         [X]Global         [_] Certificated
-------------------------------------      -------------------------------------
-------------------------------------      -------------------------------------
Principal Amount:  US$25,000,000            Optional Redemption at the Option of
Agent's Name and DTC Participant            the Corporation: [X] Yes  [_] No
Number: Merrill Lynch DTC # 5132              Initial Redemption Date:
                                                  November 15, 2001
                                              Initial Redemption Percentage:100%
Issue Price:  97.50%                          Annual Redemption Percentage
                                                 Reduction: 0%
Net Proceeds to Issuer: $24,375,000
                                            Optional Repayment at the Option of
Agent's Commission,if Applicable: 0%        the Holder: [_] Yes [X] No
                                              Optional Repayment Dates:
Original Issue Date: October 23, 1997         Optional Repayment Prices:

Stated Maturity:   November 15, 2012
                                            Amortizing Note: [_] Yes  [X] No
Interest Rate: 7.00% per annum

Interest Payment Dates (if other            Basis or formula for amortization of
than as specified in the Prospectus         principal and/or interest of Note:
Supplement):                                Payment Dates for amortizations
  Each 15th calendar day of each month         [_] Each March 15, June 15,
  Commencing: November 15, 1997                September 15 and December 15
                                               [_] Each June 15 and December 15
                                               [_] Other: Each
Regular Record Dates (if other than
 as specified in the Prospectus             Currency Indexed Note:[_] Yes [X] No
 Supplement):                                  Currency I:
 Each                                          Currency II:
                                               Base Exchange Rate:
Optional Interest Reset by                     Leverage Factor "L":
Corporation:
[_] Yes  [X] No                             Principal Indexed: [_] Yes [X] No
Optional Interest Reset Dates                [_] Principal to increase when Spot
 (see attached annex for                     Rate exceeds Base Exchange Rate and
 further details)                            decrease when Spot Rate is less
                                             than Base Exchange Rate
Original Issue Discount Note:
 [_] Yes  [X] No                             [_] Principal to decrease when Spot
 Yield to Maturity:                          Rate exceeds Base Exchange Rate and
 OID for U.S. Federal Income Tax             increase when Spot Rate is less
 Purposes:                                   than Base exchange Rate
-------------------------------------       ----------------------------------

                      Bankers Trust New York Corporation

                   Subordinated Medium-Term Notes, Series A
                  Due Nine Months or More from Date of Issue

                                FIXED RATE NOTE




-------------------------------------         --------------------------------
Specified Currency (check one; if             Interest Indexed: [_]Yes [X] No
other than U.S. Dollars, see attached           [_]Interest toincrease when Spot
for exchange rate and other                     Rate exceeds Base Exchange Rate
information):                                   and decrease when Spot Rate is
[X] U.S. Dollars (USD or U.S.$)                 less than Base Exchange Rate.
[_] European Currency Units (ECU)               [_] Interest to decrease when
[_] Australian Dollars (AUD or AUS$)            Spot Rate exceeds Base Exchange
[_] British Pound (GBP or                       Rate and increase when Spot
    UK [pounds])                                Rate is less than Base Exchange
[_] Canadian Dollars (CAD or CAN$)              Rate.
[_] German Marks (DEM or DM)
[_] Italian Lire (ITL or Lire)
[_] Japanese Yen (JPY or [Yen])
[_] Swiss Francs (CHF or SWFr)
[_] Other___

Holder has option to elect payments           Commodity Indexed Note (if yes,see
in Specified Currency (if Specified           attached annex for additional
Currency is not U.S. Dollars):                information): [_] Yes [X] No
[_] Yes  [X] No

Authorized Denominations (if other            Calculation Agent (if other than
than $1,000 and any integral multiple         Bankers Trust Company):
thereof or if Specified Currency is
not U.S. Dollars): $_____

Optional Extensions of Stated                 Other Provisions:
Maturity by the Corporation:                  The Corporation's option to redeem
[_] Yes  [X] No                               can be exercised on any May 15
Extension Period:                             or November 15 commencing on
Number of Extension Periods:                  October 15, 2001 with notice as
Final Maturity Date:                          provided in the Prospectus
                                              Supplement

                                              Annex Attached [_]  [X] No
                                              (and incorporated herein by
                                               reference)
------------------------------------         -----------------------------------

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The aggregate initial offering price of this offering is U.S.$24,375,000 (which if the initial purchase price is denominated in a currency or currency unit other than U.S. Dollars, is the equivalent, in the foreign currencies or currency units set forth herein, of the initial offering price at the Exchange Rate set forth herein) and relates only to Pricing Supplement No. D7. Debt Securities, including Senior Medium-Term Notes, Series A, and Subordinated Medium-Term Notes, Series A, having an aggregate initial offering price of up to U.S.$3,080,000,000 (or the equivalent thereof in any foreign currencies or currency units) may be issued by the Corporation pursuant to the Registration Statement referred to above. To date, including this offering, an aggregate of U.S.$569,151,000* (or the equivalent thereof in any foreign currencies or currency units) aggregate initial offering price of Debt Securities have been so issued.

                *Including other issuances, if any, on this date

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Type of Sale                           If Principal Transaction, Reoffering at:
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[_] Direct by Corporation              [X] varying prices related to prevailing
[_] As Agent                               market prices at the time of resale
[X] As Principal                       [_] fixed public offering price of ____%
                                           of Principal Amount